FOR IMMEDIATE RELEASE


                 MAXXIM ANNOUNCES SHAREHOLDER APPROVAL OF MERGER


            CLEARWATER, FL, November 3, 1999 - Maxxim Medical, Inc. (NYSE: MAM) announced today that, at the special meeting of its shareholders held earlier today, its shareholders approved the previously announced Agreement and Plan of Merger, dated as of June 13, 1999, as amended (the "Merger Agreement"), between Fox Paine Medic Acquisition Corporation and Maxxim, pursuant to which Fox Paine Medic Acquisition Corporation will be merged with and into Maxxim and each share of Maxxim common stock (including the associated preferred stock purchase rights), other than a portion of the shares held by certain officers, directors and significant shareholders, and shares held by dissenting shareholders, will be converted into the right to receive $26.00 in cash, without interest (the "Merger"). More than 66% of the outstanding shares of Maxxim common stock were voted in favor of approval of the Merger Agreement. Assuming that the various conditions to closing the Merger and other transactions contemplated by the Merger Agreement have been satisfied or waived, Maxxim currently expects to consummate the Merger and the other transactions in mid-November 1999, although there can be no assurance that the closing will not be later. Promptly following the closing of the Merger, shareholders will be sent instructions detailing the necessary steps to surrender their shares of Maxxim common stock and receive the cash consideration.

      Maxxim Medical, Inc. is a diversified developer, manufacturer, distributor and marketer of specialty medical products.


      Contact:    Mary Lugris
                  Investor Relations
                  727-561-2100